Financial Executive Kevin Chessen Joins Skillz Board of Directors Capital Markets Expert Brings Decades of Financial Experience to Skillz SAN FRANCISCO, CALIFORNIA – February 21, 2023 – Skillz (NYSE: SKLZ), the leading mobile games platform bringing fair competition to players worldwide, today announced that Kevin Chessen, co-founder of BTIG, has joined its Board of Directors. Chessen will serve on the Audit Committee of the Board. “We’re thrilled to welcome Kevin Chessen to our board. His extensive expertise in investment and finance will be invaluable as we build the next chapter of Skillz,” said Andrew Paradise, CEO of Skillz. “Skillz is truly a disruptor and innovator in the mobile game industry,” said Kevin Chessen. “I’m honored to join the Board of Directors and excited about the future of the company.” Chessen is currently an advisor at Argonaut Investments, a firm that owns and operates approximately 40 shopping centers across the Western United States. Prior to this, Chessen co- founded global financial services firm BTIG and its predecessor firm Baypoint Trading in 2002, also serving as a member of BTIG’s Global Operating Committee. Previously, Chessen was the Head of Listed Trading at Banc of America Securities, Head of Asian Equity Trading at Merrill Lynch, and Senior Trader on the International Trading Desk at S.G. Warburg. He earned his Bachelor of Arts in business economics from the University of California, Santa Barbara. About Skillz Inc. Skillz is the leading mobile games platform dedicated to bringing out the best in everyone through competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, with the goal of building the home of competition for all. Skillz has earned recognition as one of Fast Company’s Best Workplaces for Innovators, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, Fast Company’s Most Innovative Companies, and the number-one fastest-growing company in America on the Inc. 5000. www.skillz.com #### Media Contact press@skillz.com Source: Skillz Inc.